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                                                                    Exhibit 10.2

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                          August Technology Corporation
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                            INTERNATIONAL DISTRIBUTOR

                                    AGREEMENT

This Agreement is made as of the 14th day of June , 1999, between AUGUST TECHNOLOGY CORPORATION, a Minnesota (USA) corporation with a principal place of business at 5237 Edina Industrial Blvd., Edina, Minnesota 55439, USA, (hereafter referred to as "August Technology") and MARUBENI SOLUTIONS CORPORATION, an entity organized and existing under the laws of Japan, having its principal place of business 1-26-20, Higashi, Shibuya-ku, Tokyo 150-0011 Japan (hereafter referred to as "Distributor").

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

The following are the terms and conditions under which August Technology sells and licenses its image inspection technology, vision system controlled manufacturing tools, licensed software programs, and related spare parts specified in Exhibit-A (hereinafter jointly referred to as "Product" or " Products"). Distributor wishes to purchase all or selected Products for resale and commits to actively provide its customers the necessary service and support to successfully market and maintain the Products in the assigned territory.

1.       DEFINITIONS

         The terms listed below will have the following meaning, unless the context clearly indicates otherwise:

         1.1 "AGREEMENT" will mean this International Distributor Agreement and all Exhibits.

         1.2 "COMPETITIVE PRODUCTS" will mean image inspection technology, vision system controlled manufacturing tools, licensed software programs, and related spare parts, of substantially the same functionality Products..

         1.3 "PRICE LIST" will mean the published prices that August Technology shall issue from time to time.

         1.4      "TERRITORY" will mean the countries specified in Exhibit-C.

         1.5 "MIE" will mean Marubeni Solutions Corporation's subsidiary in the USA. Specifically, Marubeni International Electronics Corporation with a principal place of business at 790 Lucerne Drive, Sunnyvale, California, 94086.

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2.       APPOINTMENT AS DISTRIBUTOR

         August Technology hereby appoints Distributor as an authorized, independent, exclusive Distributor for the Products, for the purpose of reselling and servicing the Products directly to its customers in the Territory. Distributor agrees that it will re-sell Products directly, without the use of any dealers, sub-agents, and the like except with August Technology's express written consent.

3.       TERM OF AGREEMENT

         This Agreement will remain in effect during one (1) year period after the signed date on this agreement by both parties, and then shall be automatically renewed thereafter on a year-to-year basis unless otherwise terminated hereunder. Termination may be made at any time by either party by providing written notice at least 6 months prior to the intended termination date.

4.       TERRITORY

         Distributor will have the exclusive right to actively market, sell, and promote the Products in the Territory (see Exhibit-C).

5.       RESTRICTIONS

         5.1 Distributor agrees not to make any sale, transfer, exchange, or other conveyance of any Products whatsoever to any person that Distributor knows, or has reason to know, is purchasing such Products for the purpose of resale without first notifying August Technology for written approval.

         5.2 Distributor will have no rights to the Products, any software included in the Products, or any improvements in the Products. Distributor agrees not to copy, manufacture, re-manufacture, or otherwise modify any Products without the written consent from August Technology (signed by an officer of the company). If Distributor is permitted to modify Products to conform to customer requests or specifications, such modifications must not degrade the original August Technology operating specifications or impede the reliability of the Products. Any modifications performed in violation of this Section 5.2 will void all warranties.

         5.3 Distributor agrees not to promote, market, or sell any Competitive Products or services, directly or indirectly, within the Territory with the exception of Products that Distributor has a Tight to distribute in the Territory on the date of this Agreement. If any equipment supplier to Distributor develops or promotes a Competitive product to August Technology's products, Distributor agrees to immediately notify August Technology in writing of this conflict (including a proposed resolution to the conflict). Distributor agrees not to establish a branch office or other entity or association with plans to distribute Products outside the

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                  Territory, or to appoint any sub-Distributor outside the
                  Territory except with express written consent by August Technology.

6.       PRICE, PAYMENT, TAXES, DUTY & COMMISSION

         6.1 Prices for the Products purchased under this Agreement will be as specified in Exhibit-B. August Technology will have the right at any time to change its prices and must provide Distributor with a Sixty (60) day advance written notice of any pricing changes. Price changes will not apply to unfilled purchase orders that have been accepted by August Technology prior to the effective date of the price change.

         6.2 Payment by Distributor will be made by bank check in U.S. Dollars issued by Distributor's subsidiary Marubeni International Electronics Corp. ("MIE") to August Technology under the payment terms agreed to as part of this Agreement (see Exhibit-B). All bank checks will be forwarded to August Technology via over night "Express Mail Service". Tracking number will be advised by Marubeni International Electronics Corp upon delivery.

         6.3 Product prices are to be stated in U.S. Dollars and are Ex-works (as defined by Incoterms 1990) exclusive of all sales, use, and like taxes. Distributor agrees to pay all freight, storage fees, bank transfer fees, and all taxes and duties associated with the sale of Products purchased under this Agreement.

         6.4 All risk of loss to Products will pass to Distributor upon surrender by August Technology to the carrier at the point of shipment (Edina, Minnesota, USA.) MIE agrees to make all arrangements for export, select the carrier, and insure Products against loss, damage, theft, or destruction upon surrender to the carrier at August Technology's facility.

         6.5 Both Distributor and August Technology agrees that a customer order has three primary components: (1) project/equipment specification, (2) purchasing/negotiations, and (3) In-Warranty service support. The Distributor's purchasing discount from the August Technology published list price will be effected by these primary components (see Table-1 and Exhibit-D).

TABLE-1: Equipment Discount Schedule

          ----------------- ----------------------- --------------------- ---------------------- --------------------
               ORDER            LOCATION WHERE         LOCATION WHERE        LOCATION WHERE         % OF STANDARD
            POSSIBILITY       PROJECT SPECIFIED         P.O. ISSUED         EQUIP. INSTALLED       EQUIP. DISCOUNT
          ----------------- ----------------------- --------------------- ---------------------- --------------------
                 1                Territory              Territory              Territory               100%
          ----------------- ----------------------- --------------------- ---------------------- --------------------
                 2                Territory              Territory          Not In Territory           66 2/3%
          ----------------- ----------------------- --------------------- ---------------------- --------------------
                 3             Not In Territory          Territory              Territory              66 2/3%
          ----------------- ----------------------- --------------------- ---------------------- --------------------
                 4                Territory           Not In Territory          Territory              66 2/3%
          ----------------- ----------------------- --------------------- ---------------------- --------------------
                 5                Territory           Not In Territory      Not In Territory           33 1/3%
          ----------------- ----------------------- --------------------- ---------------------- --------------------
                 6             Not In Territory          Territory          Not In Territory           33 1/3%
          ----------------- ----------------------- --------------------- ---------------------- --------------------
                 7             Not In Territory       Not In Territory          Territory              33 1/3%
          ----------------- ----------------------- --------------------- ---------------------- --------------------
                 8             Not In Territory       Not In Territory      Not In Territory             0%
          ----------------- ----------------------- --------------------- ---------------------- --------------------

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7.       PURCHASE ORDERS, SHIPMENTS, CANCELLATIONS & CHANGES

         7.1 In order to receive Products, Distributor agrees to deliver to August Technology a hard copy purchase order through MIE. All Distributor purchase orders are subject to acceptance at August Technology. All purchase orders issued by Distributor will include the following information:

                  (a) Final customer's name (end-user), and location, and customer's official purchase order (P.O.) number (If and when customer's PO number is available).
                  (b)      Distributor purchase order number
                  (c) "Ship To" location (generally Marubeni International Electronics Corporation address)
                  (d) "Bill To" location (generally Marubeni International Electronics Corporation address) and accounts payable contact person
                  (e) Method of shipment, including contact person and telephone number
                  (f)      Quantity and description of each item being purchased
                  (g)      Details of any options purchased
                  (h)      Pricing
                  (i)      Requested ship date(s)
                  (j)      Power requirements
                  (k) Environmental requirements - if any (such as cleanroom specifications)
                  (l) Any other special requirements, such as customer part or device drawings and samples. Distributor will submit a completed "order sheet" indicating in detail the power, environmental and any other special requirements such as customer part or device drawings.

                  August Technology reserves the right to reject any order that does not conform to the provisions of this Agreement. All orders accepted for delivery will be governed exclusively by the terms and conditions of this Agreement and its incorporated Exhibits. Unless August Technology expressly agrees in writing, no additional or different terms and conditions appearing on the face or reverse side of any order issued by Distributor will become part of such order.

         7.2 No purchase order will be binding on August Technology until accepted by August Technology in writing. August Technology agrees to use its reasonable best efforts to accept or reject a purchase order, and will notify Distributor within three (3) working days from receipt of order.

         7.3 In no event will August Technology accept purchase orders from any Person other than Distributor. All purchase orders must originate from Distributor.

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         7.4      Cancellation.

                  7.4.1 Distributor may cancel a shipment at no charge up to sixty (60) days prior to shipment.

                  7.4.2 Cancellations within sixty (60) days prior to shipment are treated as follows:

                           7.4.2.1 Cancellation #1: August Technology assumes "risk" of cancellation. Distributor will not be responsible for any penalties for this cancellation.

                           7.4.2.2 Cancellation #2: Distributor assumes "risk" of the next cancellation (following Cancellation #1). Distributor will be responsible for accepting original shipment schedule and fulfillment of payment obligations to August Technology.

                                      7.4.2.2.1:     If an alternate buyer is
                                                     found, outside of
                                                     Territory, August
                                                     Technology agrees to
                                                     re-purchase the Product
                                                     from Distributor, at
                                                     original export pricing,
                                                     for resale to alternate
                                                     buyer. Distributor agrees
                                                     to pay for shipping costs
                                                     to alternate buyer if
                                                     required (system must be in
                                                     "as new" condition and not
                                                     used except for
                                                     demonstrations in
                                                     Distributor's clean room).

                           7.4.2.3 Cancellation #3: August Technology assumes "risk" of the next cancellation (following cancellation #2). Distributor will not be responsible for any penalties for this cancellation.

                           7.4.2.4 Cancellation #4, and after: Distributor and August Technology will alternate "risk" of cancellation under same terms as above repeating the cycle of cancellation "risk" responsibility.

                  At any time following any cancellation, both Distributor and August Technology agree to make best effort to find an alternate buyer, worldwide.

                  All cancellation notices must been submitted in writing to August Technology within three (3) business days following notification by customer to Distributor.

         7.5 August Technology agrees to use its best efforts to meet scheduled shipment dates. However, August Technology will not be liable for delay in meeting a scheduled shipment date. If Products are in short supply, August Technology will allocate them equitably, at August Technology's discretion, among Distributor and all other resale channels. August Technology will only ship an entire order unless otherwise agreed to in writing by Distributor.

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         7.6      Rescheduling (Later Delivery). All rescheduling change must be made at least fifteen (15) days prior to the original shipment date on the purchase order. In no case will the delay be greater than sixty (60) days from original shipment date. Rescheduling will be allowable one time per purchase order, without cost or liability. Distributor agrees to immediately provide August Technology with a written notice of any rescheduling.

         7.7 Rescheduling (Earlier Delivery). Distributor may request early delivery at any time without cost, and August Technology agrees to use its best efforts to comply with this request.

         7.8 August Technology may refuse to ship, or delay the shipment, of any Products on order, if Distributor becomes delinquent in performance of its obligations or fails to meet other credit or financial requirements established by August Technology. No such cancellation, refusal, or delay will be deemed a termination of this Agreement by August Technology, unless August Technology advises Distributor.

         7.9 All Products will be considered delivered to Distributor Ex-works (in accordance with Incoterms 1990) upon transfer to a common carrier by August Technology at the point of shipment (Edina, Minnesota, USA).

         7.10 In the event of any discrepancy between the provisions of this Agreement and any Purchase Order, the provisions of such Purchase Order shall prevail.

8.       RELATIONSHIP

         8.1 Distributor's relationship to August Technology will be that of an independent contractor engaged in purchasing and licensing Products for resale to Distributor customers. Nothing in this Agreement will be understood to give either party any power to direct or control the day-to-day activities of the other. All financial obligations associated with Distributor's business are the sole responsibility of Distributor. Distributor will be solely responsible for and agrees to indemnify and hold August Technology harmless from any claims, damages or lawsuits arising out of act of gross negligence or willful misconduct of Distributor, its employees, and agents. Distributor, its employees and agents, are not agents or legal representatives of August Technology for any purpose, and have no authority to act for, bind, or commit August Technology. Distributor and August Technology agree that this Agreement does not establish a franchise, joint venture, or partnership.

         8.2 Any commitment made by Distributor to its customers with respect to quality, delivery, modifications, interfacing, capability, suitability of software, or suitability in specific applications, will be Distributor's sole responsibility, unless

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                  prior written approval is obtained from August Technology.
                  Distributor has no authority to modify the Products warranty.

         8.3 Distributor has the right to determine its own resale prices, and no August Technology representative will require that any particular price be charged by Distributor.

         8.4 Distributor agrees that August Technology may market and sell Products, other than those listed in Exhibit-A, without making them available to Distributor.

         8.5 August Technology assigns each Distributor based on their expertise and comprehensive knowledge of the Territory, including regional customs, culture, and specific customer business practices. Distributor agrees that the standard Distributor equipment discount is provided by August Technology in order that August Technology can fully rely on the Distributor for all sales, marketing, training, service, and financial responsibilities (in order to satisfy the agreed upon payment terms in this Agreement).

9.       PRODUCT ACCEPTANCE PROCESS

         9.1 August Technology Site Source Inspection: This August Technology Site Source Inspection takes place at August Technology and is performed by August Technology service engineering. In order to complete this source inspection, August Technology will require approved customer samples be received 2 weeks in advance of the scheduled source inspection (For defect inspection Products, these samples should be representative of the types of devices and defects that the customer intends to find in production environments). This August Technology Site Source Inspection to ensure the system quality and configuration prior to shipment.

         9.2 Product Configuration Acceptance: August Technology will forward a completed August Site Source Inspection document to Distributor. This Product Configuration Acceptance is intended to ensure that Distributor accepts the exact configuration of the system being shipped and that this agrees with the customer's order.

         9.3 Distributor Site Source Inspection: This Distributor Site Source should occur within fifteen (15) days of receipt of equipment in Japan. Distributor will perform a source inspection and complete the "source inspection check list" and return a copy of the completed form to August Technology. Should any Product fail to meet Distributor expectations, August Technology will fully support Distributor in this process and will make best effort to ensure that equipment is accepted by Distributor.

         9.4 Final Acceptance Test at Customer Site: This Final Acceptance Test at Customer Site will completed by Distributor. Should any Product fail to meet Customer

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                  expectations, August Technology will fully support Distributor in this process and will make best effort to ensure that equipment is accepted by Customer.

10.      OBLIGATIONS

         During the term of this Agreement August Technology agrees to perform the following:

         10.1 August Technology agrees to offer for sale to Distributor Products required by Distributor to perform its duties as described in this Agreement.

         10.2 August Technology agrees to keep Distributor informed of its progress in the conduct of its marketing, sales, and service activities in the USA, as well as international markets (including new applications discovered, major customers, competitor activities, and other trends). August Technology agrees to identify Distributor as its active, exclusive Distributor in the Territory for Products in appropriate advertising and other promotions.

         10.3 August Technology agrees to provide training for Distributor personnel for Products. Training will be available (at a minimum) as follows:

                  (a) August Technology will provide factory training at a minimum of one (1) time per year. August Technology will pay for all training material, personnel, local transportation, and meals. All other expenses, including air travel and hotel accommodations, will be paid for by Distributor.

                  (b) In addition to factory training, August Technology may provide training at Distributor's facility on a mutually agreed upon bases (for example, during a trade show in Distributor's Territory). This additional training is in no way intended to be a substitute for factory training.

         10.4. August Technology agrees to provide reasonable technical advice to Distributor.

         10.5 August Technology agrees to provide a reasonable amount of technical literature that may be necessary to promote Products (such as brochures, video tapes, technical reports, and other data subject to the confidentiality provisions of this Agreement). All technical material and promotional material will be provided in English.

         10.6 August Technology agrees to actively support the marketing, sales, and service efforts of Products by Distributor, give priority responses to Distributor's requests, and keep Distributor informed of lead times and any related changes to Products.

         During the term of this Agreement Distributor agrees to perform the following:

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         10.7     Distributor agrees to use its best efforts in good faith to promote, demonstrate, and sell Products on a face-to-face basis and in an end-user environment within the Territory. Distributor agrees to ensure the highest quality of pre-sale and post-sale support to the customers, and to promote the goodwill, name and interest of August Technology and its Products. Specifically, August Technology expects the Distributor to provide the following basic marketing activities, as necessary, in the Territory - industry trade shows, print advertising, direct mail campaigns, marketing literature and data sheets as required to reach each potential customer. Additionally, August Technology expects the Distributor to provide these materials in the local language if necessary.

         10.8 Distributor agrees to purchase an NSX demonstration system, within five (5) days of this Agreement, to be used to actively promote, demonstrate, and sell Products to the customers. For this demo system, August Technology will offer a 32.5% discount with payment terms of 100% due on shipment (net 30). This demonstration discount is available one-time per year, beginning from the date of first demonstration equipment purchase. Distributor has the right to re-sell the demonstration equipment at any time, provided that it is immediately replaced (physically) with another similar or functionally enhanced unit (replacement of the demonstration equipment will be at the standard Distributor Products discount price if the replacement occurs before the one-time per year special discount period expires).

         10.9 Distributor will ensure that its employees complete appropriate training courses, as necessary, (upon release of new product models and software versions) for each of the following subjects: - a) Maintenance training will take place at August Technology's facility in the US. b) Applications training may take place either in Japan or at August Technology's facility in the US. c) Sales training may take place as various locations. August will make it's best efforts to minimize training costs for distributor by holding training classes in Japan when feasible. August Technology will pay for all training material, personnel, local transportation, and meals. All other expenses, including air travel and hotel accommodations, will be paid for by Distributor.

         10.10 Distributor agrees to promptly handle customer complaints, inquiries and orders, and will provide and support Territory based services such as applications assistance, operation and maintenance training, Factory Source Inspection, final on-site acceptance testing, warranty labor services, post-warranty spares and service support, systems retrofits, up-grade kit installation, and the like. Distributor agrees to stock adequate spare parts for Products to meet the requirements of this Agreement as defined Exhibit-A.

         10.11 Distributor agrees to handle all warranty claims of customers and comply with August Technology policy for in-warranty repairs and post-warranty support of Products.

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                  ** For the 3 existing in-warranty CV systems in the Territory
                  (CX002, CV089, CV095) August Technology agrees to repair or replace any spare parts required during the warranty period.**

         10.12 Distributor agrees to conduct its marketing, sales, and service activities in compliance with local customs, traditions, laws, regulations, and customer expectations at the high quality level consistent with that established by August Technology in the USA. Distributor agrees to clearly identify August Technology as the original source of the Products and as the beneficial owner of all Products rights in all advertising, literature, marketing, or labeling, including the use of August Technology's official trademarks and logo.

         10.13 Distributor agrees to bear all of its operating expenses during the term of this Agreement. Distributor will maintain sufficient net worth and Working capital, and devote sufficient financial resources to allow Distributor to perform its obligation as outlined in this Agreement.

         10.14 If, during the term of this Agreement, Distributor receives any inquiry or order regarding Products from any person or business entity outside the Territory, Distributor agrees to immediately refer the inquiry or order to August Technology. For a case in which Distributor's sales efforts specifically related to a Product Specification made to a specific company and made within the Territory results in sales of Products to the same company or affiliates outside the Territory, August Technology will pay to Distributor a commission in accordance with the rate described in Section 6.5. The payment of such commission shall be made by wire transfer within 30 days after August Technology receives a payment from such transaction. Reference Exhibit-D for a complete description of August Technology's World Wide Service & Support Plan.

         10.15 Distributor agrees to, at its expense, arrange for the translation of any documentation for the use and operation of the Products in the Territory (as required or determined to be necessary by Distributor). Distributor will make every reasonable effort to make any translation accurate so that they completely represent August Technology's English version.

11.      WARRANTY

         11.1 Hardware Products - August Technology warrants that it will repair or replace, at its option, hardware Products which are found to be defective in material or workmanship. August Technology must receive written notification of any defect within fourteen (14) months from date of shipment. All transportation charges associated with hardware Products warranty will be arranged and paid for by August Technology.

         11.2 Software Products - August Technology warrants that it will repair or replace, at its option, software Products which fail in a manner which significantly and adversely affects operating performance as specified in August Technology's published Products description. August Technology must receive written notification of any failure to conform within fourteen (14) months from date of shipment. August Technology does not warrant that the software Products are free from errors. All transportation charges associated with software Products warranty will be arranged and paid for by August Technology.

         11.3 The foregoing warranties will not apply to any deficiency or defect resulting from:

                  (a) Normal wear and tear, or items subject to deterioration, breakage, or burnout through use.

                  (b) Installation or maintenance by customer or any third party (other than Distributor).

                  (c) Modifications or alterations made by customer or any third party without August Technology's written consent.

                  (d)      Misuse or abuse.

                  (e) Failure of customer to maintain the equipment, site, and environmental conditions as required for the normal operation of the Products.

                  (f)      Causes beyond August Technology's reasonable control.

                  August Technology makes no other warranty, either expressed or implied, including, but not limited to, any implied warranty of merchantability or fitness for a particular purpose, or arising from course of dealing or usage of trade. The foregoing constitutes August Technology's sole obligation and the exclusive remedies of the customer for any breach by August Technology of the warranties contained in this Agreement. August Technology's total liability under this
                  Section 11 will be limited to the repair or replacement of Products, and will in no case exceed the value of the purchase order.

12.      POST-WARRANTY SPARE PARTS SUPPORT

         Due to the rapid pace of the technologies included in the Products, August Technology agrees to use its best efforts to maintain the ability to provide spare parts and documentation for any Products shipped to the Territory for as long as technologically and economically feasible. If a direct replacement spare part can not be maintained to exact specifications, August Technology will make every effort to supply an equal or superior substitute spare part. For a period of five (5) years following Product purchase, under no circumstances will the customer be forced to abandon the use of their Product (or accept inferior performance) due to unavailable post-warranty service or spare parts.

13.      WARRANTY PROCEDURES

         Distributor agrees to request approval from August Technology before returning any defective Products. Once approval is granted, August Technology will provide Distributor with a Return Material Authorization (RMA) number to be displayed on the shipping container of the defective Products. Once August Technology approves the return of any defective Product, Distributor agrees to ship the Products to August Technology's factory using an August Technology approved shipping method on FOB Edina basis. Specific parts to be returned to August Technology will be advised in the RMA. Distributor agree to ship back such defective parts to August Technology at F.O.B. Edina, MN basis. (Shipment cost for non-commercial Products are to be borne by Shipper side.)

         To expedite warranty service, Distributor and August Technology agree to make every effort to supply the customer with immediate replacement Product (or parts) while the defective Product (or part) is being tested and repaired at August Technology's factory. After repair or replacement is completed, August Technology will determine if warranty applies and will invoice Distributor for Product (or parts) if warranty does not apply (see Section 11.3 for list of non-warranty conditions).

14.      LIMITATION OF LIABILITY

         14.1 Except as stated in this Agreement, August Technology will not be liable for any loss or damages claimed to have resulted from the use, operation, or performance of the Products.

         14.2 August Technology will in no way be liable to Distributor for any special, indirect, incidental, or consequential damages, or for any damages from loss of use or profits.

15.      TRADEMARKS

         From time to time, August Technology may designate one or more August Technology trademarks or trade names as available for Distributor's use, and will provide standards for that use in August Technology material. August Technology authorizes Distributor to use these designated trademarks only as follows:

         (a) Distributor agrees to use the designated trademarks and trade names in accordance with August Technology's standards solely in advertising and promoting Products, in good taste, and in a manner that preserves their value and August Technology's rights in them.

         (b) Distributor agrees not to use any August Technology trademark or trade name on its letterhead or in a way that implies Distributor is an agency or branch of August Technology. Distributor will immediately change or discontinue any trademark or trade name use when requested in writing by August Technology.

16.      PROPRIETARY RIGHTS INDEMNITY

         16.1 August Technology will, except as otherwise provided below, defend or settle any claim made, or suit, or proceeding brought against Distributor so far as it is based on a claim that the use or sale of Products sold under this Agreement infringes an intellectual property right, including but not limited to, patent, copyright and trademark. August Technology must be immediately notified in writing and given information, assistance, and sole authority to defend or settle claims, at August Technology's expense. Also, August Technology will pay all damages and costs including reasonable attorneys' fees. finally awarded against Distributor. If any such Product is determined to infringe, and its use is enjoined, or in case of a settlement, August Technology will have the option, at August Technology's expense, to replace Products with a non-infringing Product, or modify Products so it becomes non-infringing, or repurchase Products from Distributor at the original purchase price. August Technology will have no liability to Distributor for any infringement, or claim thereof, based upon use of any Products in combination with any equipment, device, software, or data not supplied by August Technology, if such infringement is caused by such combination.

         16.2 This Section states August Technology's entire liability for proprietary rights infringement by Products furnished under this Agreement.

17.      TERMINATION

         17.1 Either Distributor or August Technology may terminate this Agreement, to be effective upon receipt of written notice, based on the occurrence of any of the following events:

                  (a) If the other party commits a breach of any obligation in this Agreement.

                  (b) The commencement by either party of a voluntary action under the federal bankruptcy laws, or any other applicable federal, state, or foreign bankruptcy, insolvency, or other similar laws.

                  (c) The consent of either party to the appointment of a receiver, assignee, or trustee (or other similar official).

                  (d) The admission by either party of its inability to pay its debts as they become due.

                  (e) If Distributor is acquired, or its ownership changes substantially.

                  (f) The nationalization of either party's assets or business.

                  (g) The passage of any legislation by a country, or subdivision of a country, granting Distributor extra contractual compensation upon termination or non-renewal of this Agreement.

                  (h) By mutual consent at any time and with a written notice of termination signed by both parties.

         17.2 Each party acknowledges that the other has made no commitments regarding the term or renewal of this Agreement. Neither August Technology or Distributor will be liable to the other for damages of any kind, including incidental or consequential damages, or for any losses or claims whatsoever on account of or arising out of the termination of this Agreement. Distributor waives any and all benefit of any law or regulation providing compensation arising from the termination or non-renewal of this Agreement.

         17.3 Upon termination of this Agreement for any reason, Distributor agrees to immediately cease to be an authorized August Technology Distributor and will immediately stop representing itself as an August Technology Distributor, and from using any August Technology trademark or trade name. Distributor also agrees to return any and all sales and marketing material (and equipment) at the written request of August Technology, shipment pre-paid.

         17.4 Upon termination of this Agreement for any reason, Distributor agrees to continue to provide service support to only Products that are under warranty period in the Territory in return for the compensation already received by Distributor for this service (compensation in the form of discounted Products pricing).

         17.5 Outstanding Service Liability: Distributor will be compensated for outstanding service liability on installed base of "in warranty" CV systems in Japan according to the following schedule:

OUTSTANDING SERVICE LIABILITY SCHEDULE:

                                                                        MONTHS                    TOTAL      1YR
                                                           WARRANTY    REMAINING                 SERVICE     PRORATED
  REF    SYSTEM           LOCATION             SHIP         EXPIRE        ON                    COMMISSION   OUTSTANDING
   #     DESCRIPTION      INSTALLED  SERIAL #  DATE          DATE      WARRANTY    LIST PRICE     (5.8%)     LIABILITY
   1     Dainichi         Japan      CX002     11/20/98   1/31/00          8        $119,500     $6,931         $4,621
   2     Mitsubishi Mat   Japan      CV089     7/22/98    8/22/99          3         $97,250     $5,641         $1,410
   3     Epson Seiko      Japan      CV095     4/30/99    5/30/00         12        $107,097     $6,212         $6,212

TOTAL OUTSTANDING SERVICE LIABILITY PAYABLE TO MARUBENI:                                                       $12,242

Note: The amount of $12,242 will be credit against the first customer based NSX system (not the demo system)

18.      POST TERMINATION COOPERATION

         Both Distributor and August Technology agree to fully cooperate to carry out an orderly transition in the marketing, sales, and service of Products in the Territory. Upon receiving a written notice of termination, as described in Sections 3 or 17, by either party, until the effective date of the termination, both parties agree to fully cooperate in supporting existing customers in the Territory (see
         Section 17.4 for further agreement on service support following termination).

         18.1 Demonstration equipment buy back :If August Technology terminates this Agreement pursuant to the provisions hereof August Technology shall buy back Distributor's demo equipment. Buy-back price will be the distributor's original discounted purchase price if the equipment was shipped within 12 months of the date of termination. For equipment shipped outside of 12 months from the date of termination, the buy-back price will be negotiated on a depreciated price.

         18.2 August Technology shall not be obligated to buy back demonstration equipment if Distributor terminates this Agreement pursuant to the provision hereof.

         18.3 Compensation: In accordance with Section 6.5 of this Agreement, Distributor will be compensated at a rate of 1/3 of the purchasing discount from the August Technology published list price as compensation for providing the original "Project Specification". This offer would extend for a period of six
                  (6) months from date of Termination and would only be applicable to accounts that Distributor identifies at the time of Termination and agreed to by August Technology.

         18.4 Spare Parts Inventories buyback: If August Technology terminates this Agreement pursuant to the provisions hereof, August Technology shall buyback Distributor's spare parts inventories. Buy-back price will be the distributor's original discounted purchase price if the spare parts were shipped within 12 months of the date of termination. For spare parts shipped outside of 12 months from the date of termination, the buy-back price will be negotiated on a depreciated price.

         18.5 August Technology shall not be obligated to buy back spare parts if Distributor terminates this Agreement pursuant to the provision hereof.

19.      CONFIDENTIALITY & PROPRIETARY RIGHTS

         19.1 Distributor recognizes that certain information to be provided by August Technology (during the term of this Agreement) including, designs, specifications, drawings, engineering details, software, and information concerning August Technology's customers, business, procedures, methods, and Products, are proprietary to August Technology. Distributor agrees not to attempt to reverse compile or engineer the Products or software associated with them.

         19.2 Distributor agrees to keep confidential, and to utilize its best efforts to prevent and protect from unauthorized use or disclosure, any information provided to Distributor by August Technology during the term of this Agreement (which is designated by August Technology as confidential or proprietary).

         19.3 Distributor agrees that unauthorized disclosure or use of any proprietary information is a material breach of this Agreement.

         19.4 Distributor agrees not to make, or have made, additional copies of documents containing confidential or proprietary information unless they are necessary for Distributor to perform its obligations of this Agreement. Distributor agrees to include on any copies of confidential or proprietary information a "Confidential Notice" the same manner as the original August Technology documents.

         19.5 Upon termination of this Agreement, Distributor will return to August Technology, or will destroy and certify in writing to August Technology that it has destroyed, all copies of documentation and other forms of confidential or proprietary information.

         19.6 Distributor's obligations under this Section will continue within 3 years following termination of this Agreement.

20.      DISTRIBUTOR'S REPRESENTATIONS

         Distributor represents and warrants that in performing under this Agreement it will in no way compromise any rights or trust relationships between any other party and itself, or create a conflict of interest for Distributor or August Technology. Distributor agrees to conduct business in a manner that will enhance the image and reputation of August Technology and the Products. Distributor hereby represents and warrants that it will comply with all applicable laws and regulations, and avoid deceptive, misleading, unethical, and illegal practices.

         Distributor acknowledges that it may be necessary for August Technology to disclose the fact of Distributor's appointment, the duties performed by Distributor, and the compensation paid, should there be a proper inquiry from an authorized U.S. government agency.

21.      FORCE MAJEURE

         Neither party will be liable, or deemed to be in breach of this Agreement, by reason of any act, delay or omission caused by strikes, lockouts, or other labor disputes, regulations, ordinances, or order of a court of competent jurisdiction, act of government, act of God, war, riot, epidemic, flood, earthquake or like natural disaster, embargo or quarantine, or any other cause beyond the reasonable control of the party claiming force majeure. The party whose performance will have been prevented or delayed must provide immediate written notice to the other party explaining the nature of the act, delay or omission, and the date such condition commenced. The party also agrees to provide further written notice when the condition has ended.

22.      MODIFICATIONS & IMPROVEMENTS OF PRODUCTS

         If any modifications or improvements to the Products are developed by Distributor or August Technology, such modifications or improvements will be the exclusive property of August Technology, which will have the full right to patent or copyright such modifications or improvements at its sole cost and expense.

23.      GOVERNMENT EXPORT RESTRICTIONS

         Distributor agrees that the Products purchased will not be exported directly or indirectly, separately or as part of a system, without complete and full compliance with the export and re-export restrictions imposed by U.S. export laws and regulations. Distributor also agrees to take reasonable action to assure that no customer contravenes the U.S. laws and regulations.

24.      NOTICES

         Unless otherwise agreed to by both parties, all notices required under this Agreement will be made by fax, and all notices will be addressed to the attention of the party executing the Agreement, or his or her successor.

25.      GENERAL PROVISIONS

         25.1 Neither party may assign or transfer this Agreement. Any attempted assignment or transfer will be void. Both parties agree to advise each other of any change in ownership, control, or operating arrangements.

         25.2 Either party's failure to enforce any provisions of this Agreement will not be deemed a waiver of that provision or of the right to enforce it in the future.

         25.3 This Agreement, including the attached Exhibits, contains the entire and only understanding between the parties, and supersedes all prior agreements either written or oral relating to the subject matter of this Agreement. No modifications of this Agreement will be binding on either party, unless made in writing and signed by persons authorized to sign agreements on behalf of Distributor and August Technology.

         25.4 If any provision of this Agreement will be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, that provision will be understood and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable. Any determination will have no effect upon the enforceability of any other provision of this Agreement.

         25.5 If during the term of this Agreement, or at any time after its termination, either August Technology or Distributor commences a suit, action, or other legal proceedings against the other arising out of or in connection with this Agreement, such action will be brought in the state or federal courts located in the State of Minnesota, USA.

         25.6 This Agreement will be governed by the laws of the State of Minnesota, USA and specifically excludes the United States Convention on Contracts of International Sales of Goods. Any disputes or claims arising out of this Agreement or its interpretation, creation, termination, or performance will be settled by binding arbitration in Minnesota, under the Rules of Arbitration of the International Chamber of Commerce.

         25.7 This Agreement will be effective only upon its execution by August Technology at its Corporate Headquarters. This Agreement will be binding upon, and will inure the benefit of the parties, and their respective heirs, executors, representatives, and successors in interest.

         25.8 The prevailing party in any arbitration, or other legal action brought by one party against the other arising out of this Agreement, will be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and attorneys' fees.

26.      AUTHORITY

         If Distributor is a partner or corporation, the person executing this Agreement represents that he or she is either a general partner or a duly authorized corporate officer, and that he or she has full authority to enter into this Agreement on behalf of Distributor.


DISTRIBUTOR:                                   ACCEPTED BY:

Marubeni Solutions Corporation                 August Technology Corporation


----------------------------------             ---------------------------------
Authorized Signature                           Authorized Signature

Title:  President                              Title: President & CEO